UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FAIRCHILD INTERNATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	91-18800155 (I.R.S. Employer Identification No.)

Suite 600, 595 Hornby Street
Vancouver, British Columbia, Canada V6C 1A4

(Address of Principal Executive Offices and Zip Code)

Stock Option Agreement with David Stadnyk
Stock Option Agreement with Winston Cabell
(Full title of the plan)

The President
FAIRCHILD INTERNATIONAL CORPORATION
Suite 600, 595 Hornby Street
Vancouver, British Columbia, Canada V6C 1A4

(Name and address of agent for service)

604.646.5614
(Telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

David J. Cowan
Clark, Wilson, Barristers and Solicitors
#800 - 885 West Georgia Street
Vancouver, British Columbia, Canada, V6C 3H1
Telephone: 604.687.5700

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001	625,000(2)	$0.023(1)	$14,375(1)	$1.32(1)

(1) The price is estimated in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on the average of the bid and asked price ($0.021 bid; $0.025 ask) of the common stock as reported on the National Association of Securities Dealers Inc.'s Over the Counter Bulletin Board on November 20, 2002.

(2) Pursuant to Stock Option Agreements between Fairchild International Corporation and each of David Stadnyk and Winston Cabell dated November 4, 2002, the issuance of an aggregate of 625,000 options to purchase common shares in the capital of our company, at an exercise price of US$0.018 per share until November 4, 2005, to David Stadnyk (475,000 options) and Winston Cabell (150,000 options).

EXPLANATORY NOTE

We prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, to register 625,000 shares of our common stock, $.001 par value per share, issuable pursuant to outstanding stock options granted pursuant to Stock Option Agreements dated November 4, 2002 between our company and each of David Stadnyk and Winston Cabell. The stock options were granted to each of David Stadnyk and Winston Cabell as an incentive to ensure that we retain the services of such individuals, and to encourage such individuals to acquire a greater proprietary interest in Fairchild, thereby strengthening their incentive to achieve the objectives of our shareholders.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

We will send or give the documents containing the information specified in Part I of Form S-8 to each of David Stadnyk and Winston Cabell as specified by the Securities and Exchange Commission Rule 428(b)(1) under the 1933 Act. A copy of the Stock Option Agreements are attached as exhibits to this Form S-8.

This Registration Statement relates to 625,000 common shares in the capital of Fairchild issuable pursuant outstanding stock options granted pursuant to Stock Option Agreements between Fairchild and each of David Stadnyk and Winston Cabell.

Fairchild International Corporation
Suite 600, 595 Hornby Street
Vancouver, British Columbia V6C 1A4 Canada

Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows us to "incorporate by reference" information into this registration statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this registration statement, except for any information superseded by information in this registration statement.

The following documents filed by our company with the United States Securities and Exchange Commission (the "SEC") are incorporated herein by reference:

1. The description of our company's common stock contained in our Registration Statement on Form 10-SB (SEC file number 000-28305), filed with the Securities and Exchange Commission on November 30, 1999, including all amendments and reports for the purpose of updating such description;

2. Our Annual Report on Form 10-KSB, filed on April 16, 2002;

3. Our Current Report on Form 8-K, filed on May 17, 2002;

3. Our Quarterly Report on Form 10-QSB, filed on May 20, 2002;

4. Our Current Report on Form 8-K, filed on June 14, 2002;

5. Our Quarterly Report on Form 10-QSB, filed on August 19, 2002;

6. Our Current Report on Form 8-K, filed on November 19, 2002; and

7. Our Quarterly Report on Form 10-QSB, filed on November 19, 2002.

8. All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

In addition to the foregoing, all documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any subsequently filed document that is also incorporated by reference in this registration statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You may read and copy any reports, statements or other information we have filed at the SEC's Public Reference Rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available on the Internet at the SEC's website at http:\\www.sec.gov, and from commercial document retrieval services, such as Primark, whose telephone number is 1-800-777-3272.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 78.7502 of Nevada Revised Statutes provides as follows with respect to indemnification of directors and officers:

NRS 78.7502 Discretionary and mandatory indemnification of officers, directors, employees and agents: General provisions.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

When indemnification is discretionary, Section 78.751 of Nevada Revised Statutes provides as follows with respect to the authorization required to carry out the indemnification:

NRS 78.751 Authorization required for discretionary indemnification; advancement of expenses; limitation on indemnification and advancement of expenses.

Any discretionary indemnification under NRS 78.7502 unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a) By the stockholders;

(b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

(a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Our Bylaws provide that we must indemnify any director or officer of our corporation to the full extent permitted by applicable law as then in effect, against liability arising out of a proceeding to which the individual was made a party because he or she is or was a director or officer of our corporation. We will advance expenses incurred by a director or officer who is a party to a proceeding in advance of final disposition of the proceeding, as provided by our Bylaws.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

5 Opinion of Clark, Wilson

10.1 Stock Option Agreement between Fairchild International Corporation and David Stadnyk, dated November 4, 2002

10.2 Stock Option Agreement between Fairchild International Corporation and Winston Cabell, dated November 4, 2002

23.1 Consent of Clark, Wilson (included in Exhibit 5)

23.2 Consent of Independent Auditor (Steele & Co.)

Item 9. Undertakings.

(a) We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low and high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by our company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by our company of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, our company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, on November 20, 2002.

FAIRCHILD INTERNATIONAL CORPORATION

/s/ George Tsafalas
By: ___________________________________
George Tsafalas, President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints George Tsafalas his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ George Tsafalas
By:
George Tsafalas
President and Director

/s/ Byron Cox
By:
Byron Cox, Secretary, Treasurer and Director

/s/ John Thornton
By:
John Thornton, Director

Exhibits Required by Item 601 of Regulation S-B

Exhibit Number / Description

5 Opinion of Clark, Wilson

10.1 Stock Option Agreement between Fairchild International Corporation and David Stadnyk, dated November 4, 2002

10.2 Stock Option Agreement between Fairchild International Corporation and Winston Cabell, dated November 4, 2002

23.1 Consent of Clark, Wilson (included in Exhibit 5)

23.2 Consent of Independent Auditor (Steele & Co.)